
                                                        EXHIBIT 11
                                                     EARNINGS PER SHARE
                                                 COCA-COLA ENTERPRISES INC.
                                            (In millions except per share data)

                                       1994                1993                1992
                                 -----------------   -----------------   -----------------
                                            Fully               Fully               Fully
                                 Primary   Diluted   Primary   Diluted   Primary   Diluted
                                 -------   -------   -------   -------   -------   -------
Income:
 Income (Loss) Before Cumulative
   Effect of Accounting Changes   $  69     $  69    $  (15)   $  (15)   $  (15)    $  (15)
 Cumulative effect of accounting
   changes:
     Postretirement benefits (net
       of income taxes of $91)        -         -         -         -      (148)      (148)
     Income taxes                     -         -         -         -       (23)       (23)
                                  -----     -----    ------    ------    ------     ------
 Net Income (Loss)                   69        69       (15)      (15)     (186)      (186)
 Preferred stock dividend
   requirements                       2         2         -         -         -          -
                                  -----     -----    ------    ------    ------     ------
 Net Income (Loss) Applicable
   to Common Share Owners         $  67     $  67    $  (15)   $  (15)   $ (186)    $ (186)
                                  =====     =====    ======    ======    ======     ======
Number of Shares:
 Weighted Average
   Shares Outstanding (a)           130       130       129       129       129        129
                                  =====     =====    ======    ======    ======     ======
Per Share Data (b):
 Income (loss) before
   cumulative effect of
   accounting changes             $0.53     $0.53    $(0.11)   $(0.11)   $(0.11)    $(0.11)
 Cumulative effect of
   accounting changes:
     Postretirement benefits          -         -         -         -     (1.15)     (1.15)
     Income taxes                     -         -         -         -     (0.18)     (0.18)
 Preferred stock dividends         0.01      0.01         -         -         -          -
 Net income (loss) applicable
   to common share owners          0.52      0.52     (0.11)    (0.11)    (1.45)     (1.45)



(a) Weighted average shares as presented are unchanged for the effect of incremental shares related to outstanding stock options.

(b) Primary and fully diluted earnings per share do not differ from simple earnings per share by more than 3%; accordingly, disclosure on the face of the statement of operations of earnings per share reflects only simple earnings per share.

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